As filed with the Securities and Exchange Commission on January 19, 2000
                              Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          NEUROCRINE BIOSCIENCES, INC.
             (Exact name of registrant as specified in its charter)
                               Delaware 33-0525145
          (State of incorporation) (I.R.S. Employer Identification No.)
                           10555 Science Center Drive
                           San Diego, California 92121
                                 (858) 658-7600
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Gary A. Lyons
                 President, Chief Executive Officer and Director
                          Neurocrine Biosciences, Inc.
                           10555 Science Center Drive
                           San Diego, California 92121
                                 (858) 658-7600

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                                 John M. Newell
                                Latham & Watkins
                        633 West Fifth Street, Suite 4000
                          Los Angeles, California 90071
                                 (213) 485-1234

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                         CALCULATION OF REGISTRATION FEE
======================================================================================================================
                                                           Proposed Maximum    Proposed Maximum
         Title of Each Class of            Amount to be   Offering Price Per  Aggregate Offering       Amount of
      Securities to be Registered           Registered         Share (1)           Price (1)        Registration Fee
----------------------------------------- --------------- ----------------- --------------------- -------------------
Common Stock, par value $0.001 per share     2,327,777          $28.50           $66,341,645            $18,443
========================================= =============== ================= ====================== ==================

(1) Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low prices of the Common Stock on January 14, 2000, as reported on the Nasdaq National Market.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

           The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS
(Subject to completion, dated January 19, 2000)


                          NEUROCRINE BIOSCIENCES, INC.

                        2,327,777 Shares of Common Stock

The selling shareholders identified in this prospectus may sell up to 2,327,777 shares of common stock of Neurocrine Biosciences, Inc., a Delaware corporation. The selling shareholders may offer and sell their shares of common stock from time to time: on terms to be determined at the time of a sale; in transactions on the Nasdaq National Market; in privately negotiated transactions; or in a combination of these methods of sale.

Neurocrine's Common Stock is listed on the Nasdaq National Market under the symbol "NBIX." On January 14, 2000 the average of the high and low price of the Common Stock was $28.50 per share.

The shares offered in this Prospectus involve a high degree of risk. You should carefully consider certain "Risk Factors" in determining whether to buy any Neurocrine Common Stock. See page 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                  The date of this Prospectus is January__, 2000

                                TABLE OF CONTENTS
                                                                           Page
Summary ...............................................................       3
Risk Factors ..........................................................       7
Business ..............................................................      15
Use of Proceeds .......................................................      15
Selling Stockholders ..................................................      15
Plan of Distribution ..................................................      16
Legal Matters .........................................................      17
Experts................................................................      17
Where You Can Find More Information ...................................      17
Information Incorporated by Reference .................................      18

                                     SUMMARY

         Neurocrine is a leading neuroscience company focused on the discovery and development of novel therapeutics for neuropsychiatric, neuroinflammatory and neurodegenerative diseases and disorders. Our neuroscience, endocrine and immunology disciplines provide us a unique biological understanding of the molecular interaction between central nervous, immune and endocrine systems for the development of therapeutic interventions for anxiety/ depression, insomnia, glioblastoma, diabetes, multiple sclerosis, endometriosis, Alzheimer's disease, Stroke and Obesity.

Strategic Alliances

         We leverage our resources through strategic alliances and other financing mechanisms to build internal product development and commercialization capabilities. We currently have three strategic alliances:

     o Janssen Pharmaceutica, N.V. ("Janssen"), a subsidiary of Johnson & Johnson Development Corporation, focused on corticotropin releasing factor receptor antagonists for the treatment of anxiety, depression and substance abuse.

     o American Home Products acting through Wyeth-Ayerst Laboratories Division ("Wyeth-Ayerst") focused on modulation of excitatory amino acid transporters ("EAATs") for neurodegenerative diseases and psychiatric disorders.

     o Eli Lilly and Co. ("Lilly") focused on corticotropin releasing factor binding protein antagonists and agonists of corticotropin releasing factor receptor 2 for the treatment of central nervous system disorders including obesity and dementias such as Alzheimer's Disease.

 Clinical Development

     The  following   table   summarizes   Neurocrine's   products  in  clinical
development.

--------------------------------------------------------------------------------

Program                       Indication          Status      Commercial Rights
--------------------------------------------------------------------------------
CRF Receptor Antagonist       Anxiety/Depression  Phase II    Janssen/Neurocrine
GABA Receptor Subtype Agonist Insomnia            Phase II    Neurocrine
IL-4 Fusion Toxin             Glioblastoma        Phase I/II  Neurocrine
Altered Peptide Ligand        Multiple Sclerosis  Phase II    Neurocrine
Altered Peptide Ligand        Type I Diabetes     Phase I     Neurocrine
--------------------------------------------------------------------------------


        "Phase I" indicates that Neurocrine or its collaborative partner is conducting clinical trials to determine safety, the maximally tolerated dose and pharmacokinetics of the compound in human volunteers.

        "Phase II" indicates that the Company or its collaborative partner are conducting clinical trials to evaluate one of the Company's products in humans to determine safety and efficacy in an expanded patient population.

                  Corticotropin releasing factor ("CRF") is the central regulator of the body's overall response to stress. Neurocrine is developing a new class of therapeutics that target stress-induced anxiety by acting as CRF receptor antagonists. Our CRF receptor antagonist project is currently in Phase II clinical development with our partner, Janssen Pharmaceutica, for anxiety/depression.

                  According to a Gallup Survey conducted on behalf of the National Sleep Foundation, 49% of all Americans say they have trouble sleeping. In the recent past the majority of patients treated for insomnia have utilized non-benzodiazepine compounds which, while preferable in side effect profile to the benzodiazepine class compounds, still exhibit certain unfavorable side effects. We have completed a Phase II clinical trial in insomnia with NBI-34060, a GABA receptor subtype agonist, NBI-34060. A preliminary analysis of the safety data indicates that NBI-34060 is well tolerated, and has an incidence of adverse effects similar to placebo group. Statistical significance was reached for the primary clinical endpoint (Latency to Persistent Sleep). We are completing data analysis and we have planned additional Phase II studies.

                  Multiple  sclerosis  is  a  chronic  immune  mediated  disease characterized by recurrent attacks of neurologic dysfunction due to damage to the central nervous system. With our partner, Novartis Pharma A.G. ("Novartis" as successor in rights of Ciba-Geigy, Limited), we complete a second Phase II clinical trial with NBI-5788/MSP771, our Altered Peptide Ligand (APL) compound in patients with multiple sclerosis. On July 7, 1999, Novartis exercised its right to terminate our collaboration effective January 7, 2000. As a result, we reacquired the worldwide rights to our multiple sclerosis compound, NBI-5788/MSP771. On July 20, 1999, the Data and Safety Monitoring Board for our NBI-5788/MSP771 Phase II trials recommended that the administration of the drug be stopped due to a number of patients reporting hypersensitivity-type reactions. As defined in the protocol, all patients treated with NBI-5788/MSP771 will be followed to establish a complete safety and efficacy database. We expect that the analysis of the results of the trial will be completed in the first quarter of 2000.

                  Immunotoxins are a novel form of cancer therapy which combine a moiety which targets a cancer cell and a toxin which, when delivered to the cancer cell, will lead to cell death. NBI-3001 is an IL-4 fusion toxin that combines an IL-4 moiety which targets IL-4 receptors highly expressed in malignant brain tumors with a Pseudomonas exotoxin. We are conducting a Phase I/II trial with for NBI-3001, for glioblastoma (malignant brain tumors). In the pre-clinical setting, NBI-3001 has been found to be highly cytotoxic to brain tumor cell lines and exhibits anti-tumor activity in in vivo models of brain cancer.

                  Type I Diabetes is one of the most prevalent chronic conditions in North America. We believe that our proprietary altered peptide ligand specific for autoimmune T cells involved in diabetes may stop or delay the destruction of insulin secreting cells. We recently commenced a Phase I safety and dose escalating clinical study with NBI-6024, our APL compound for Type I Diabetic patients.


Research

The following table summarizes our most advanced research programs:
--------------------------------------------------------------------------------
Program                       Indication             Status        Commercial
                                                                     Rights
--------------------------------------------------------------------------------
CRF Receptor Antagonist       Anxiety/Depression;
                              Stroke                 Development   Neurocrine
Gonadotropin Releasing
  Hormone Factor              Endometriosis          Development   Neurocrine

Excitatory Amino              Neurodegenerative/
  Acid Transporters           Psychiatric disorder   Research      Wyeth-Ayerst/
                                                                   Neurocrine
Melanocortin Receptor Agonist Obesity                Research      Neurocrine

Orexin Antagonist/ Agonist    Sleep Disorders        Research      Neurocrine

Chemokine Antagonist          Inflammatory Disorders Research      Neurocrine
--------------------------------------------------------------------------------

    "Research" indicates identification and evaluation of compounds in in vitro and animal models.

    "Development" indicates that lead compounds have been discovered that meets certain in vitro and in vivo criteria. These compounds may undergo structural modification and more extensive evaluation prior to selection for preclinical development.

                  In addition to our CRF antagonist program which is partnered with Janssen, we are conducting an independent program directed to the research and development of novel CRF receptor antagonist compounds for use in anxiety/ depression, stroke and sleep disorder. Our novel CRF antagonist compounds have shown efficacy in preliminary experiments in animal models.

         Gonadotrophin-Releasing Hormone ("GnRH") is a hypothalmic decapeptide that stimulates the secretion of the pituitary gonatrophins, luteinizing hormone and follicle stimulating hormone. GnRH receptor antagonists and super-agonists have been shown to shutdown the reproductive endocrine axis and have utility in the treatment of hormone dependent proliferative diseases such an endometriosis, prostate carcinoma and breast cancer. We have screened small molecule libraries and identified novel GnRH receptor antagonist compounds.

         Excitatory Amino Acid Transporters ("EAATs") modulate the levels of glutamate in the brain and are novel targets for the development of drugs. We are collaborating with Wyeth-Ayerst in the research and development of compounds that modulate EAATs for the treatment of neurodegenerative and psychiatric disorders.

         Melanocortin receptors are involved in the control of endocrine, autonomic and central nervous system. Our consultants and scientists have cloned several melancortin receptors and we are conducting research to identify avenues for the discovery of effective therapies for the treatment of endocrine functions modulated by these receptors such as obesity.

         In humans narcolepsy is characterized by excessive daytime sleepiness and abnormal REM sleep and affects 0.02% to 0.06% of the population in the United States and Western Europe. As a possible therapy for the human disease we are looking at the development of an orexin receptor agonist. The orexins consist of two small peptides (28 and 33 amino acids) that are expressed in the brain and have been linked to a variety of activities including, the control of feeding, cardiovascular regulation, water intake and sleep. There are two closely related receptors (1 and 2) for the orexin peptides that are expressed in different areas of the brain and most likely mediate different functions of the orexin peptides. Both orexin receptor agonists (narcolepsy) and antagonists (insomnia) may have potential value for drug development. We have recently screened a small molecule library to identify antagonists for the orexin receptor. A small number of low affinity molecules resulted from the screen and these compounds are now being used to further characterize the orexin system.

                  Chemokines are immune/inflammatory mediators that may have a role in central nervous system inflammation and leukocyte invasion. We are engaged in small molecule library screening and structure activity studies to identify compounds that act as antagonists of these mediators.

Business Strategy

         Our strategy is to utilize our understanding of the biology of the central nervous, immune and endocrine systems to identify and develop novel therapeutics. There are five key elements to our business strategy:

     Target Multiple Product Platforms. We believe that certain central nervous system drug targets, such as CRF, EAATs and MCH represent significant market opportunities in psychiatric, neurologic and metabolic disorders. Immunological targets, such as altered peptide ligands, offer therapeutic strategies related to autoimmune diseases. Chemokines and GnRH allow us to combine our endocrine and immunology expertise with new drug discovery technologies to identify novel product opportunities.

     Identify Novel Neuroscience and Immunology Drug Targets for the Development of Therapeutics Which Address Large Unmet Market Opportunities. We employ molecular biology as an enabling discipline to identify novel drug targets such as receptors, genes and gene-related products. We also use advanced technologies, including combinatorial chemistry, high-throughput screening, gene sequencing and bioinformatics, to discover and develop novel small molecule therapeutics.

     Leverage Strategic Alliances to Enhance Development and Commercialization Capabilities. We intend to leverage the development, regulatory and commercialization expertise of our corporate partners to accelerate the development of our potential products, while we retain commercial or co-promotion rights in North America.

     Outsource Capital Intensive and Non-Strategic Activities. We intend to focus our resources on research and development activities by outsourcing our requirements for manufacturing, preclinical testing and clinical monitoring activities.

     Acquire Complementary Research and Development Drug Candidates. We plan to continue to selectively acquire rights to products in various stages of research and clinical development in the fields of neurology and immunology to take advantage of the development and future commercialization capabilities we are developing in cooperation with our strategic partners.

Recent Developments

         On November 29, 1999, Neurocrine announced results from a Phase II clinical trial demonstrating that NBI-34060 is a robust sedative hypnotic as demonstrated by a highly statistically significant and clinically relevant effect in inducing sleep when compared to placebo. These data confirm that NBI-34060 is safe and effective in helping subjects with transient insomnia achieve rapid sleep induction without next day residual effects associated with most currently marketed sleep hypnotics.

         The results indicate statistical significance was reached for the primary clinical endpoint (Latency to Persistent Sleep-LPS), the required regulatory endpoint for approval. In this study, which enrolled 228 transient insomnia subjects, those subjects receiving NBI-34060 the mean time to LPS was 16 minutes compared to 34 minutes in the placebo group (p less than .001). In addition, the data indicated that a majority of subjects in the treated group fell asleep within 9 minutes as indicated by the median time to LPS as compared to 23 minutes in the placebo group.

         The Phase II clinical trial was a randomized-double blinded placebo controlled, multi-center Phase II clinical trial of NBI-34060 in 228 subjects with transient insomnia. The study was conducted in a sleep laboratory setting employing objective polysomnographic assessments. The safety findings indicate that NBI-34060 was safe and well tolerated at doses up to 30 mg. There were no serious adverse events reported in this clinical trial. Overall there was a low incidence of adverse effects, which was comparable to that observed in the placebo group with no residual next day hangover effects.

         Neurocrine is moving rapidly to expand clinical development of NBI-34060 and plans to initiate a dose-response, randomized-placebo controlled, multi-center Phase II study in over 550 subjects in the 2nd Quarter 2000. These studies will be conducted in subjects with chronic insomnia and will include other subject sub-groups. Neurocrine is also designing a large scale pivotal Phase III program in more than 1500 subjects scheduled to begin in late 2000.

                  In addition at an investor conference in early December, Florian Holsboer, M.D., Ph.D. of the Max Planck Institute for Psychiatry in Germany presented preliminary safety and efficacy results on 20 subjects in an open-label Phase II study with a CRF receptor antagonist (R121919/NBI-30775).
Neurocrine and Janssen Pharmaceutica are developing this compound for anxiety/depression. Results suggests an improvement in widely accepted measures of anxiety and depression. Comprehensive findings from this trial will be finalized in early 2000.

        On December 21, 1999, the Company signed a definitive agreement with Paladin Labs Inc. (Vancouver: PLB) for the sale of exclusive worldwide rights to Neurocrine's neurosteroid program as well as the sale of its Canadian affiliate, Neuroscience Pharma, Inc. Under the terms of the Agreement, Neurocrine will receive approximately $2.0 million and will receive royalties on worldwide product sales.

        On December 25, 1999 Neurocrine Biosciences, Inc. signed an exclusive agreement with Taisho Pharmaceutical Co. LTD providing Taisho an option to obtain European and Asian commercialization rights for Neurocrine's altered peptide ligand (APL) for diabetes (NBI-6024). Neurocrine would retain all rights in the rest of the world, including North America. The resulting collaboration could be valued at up to $45 million; consisting of licensing and option fees, payments for certain development and regulatory milestones, and reimbursement of 50% of the worldwide development expenses. In addition, Neurocrine would receive royalties on product sales in Europe and Japan.

                                  RISK FACTORS

This  Prospectus  contains  forward-looking  statements  that involve  risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements, including those set forth below and elsewhere in this Prospectus. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. Additionally, statements concerning future matters such as the development of new services, technology enhancements, possible changes in legislation and other statements regarding matters that are not historical are forward-looking statements. Although forward-looking statements herein reflect the good faith judgment of the Company's management, such statements can only be based on facts and factors currently known by the Company. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in result and outcomes include without limitation those discussed below as well as those discussed elsewhere herein. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Propectus. The Company's business, results of operations, and financial condition are, and will continue to be, subject to the following risks:

         All of the Company's Product Candidates are at an Early Stage of Development. All of our product candidates are in research or development. We have not requested or received regulatory approval to commercialize any product from the United States Food and Drug Administration ("FDA") or any other regulatory body. Any products which may result from our research and development programs are not expected to be commercially available for the foreseeable future, if at all.

         The development of new pharmaceutical products is highly uncertain and subject to a number of significant risks. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. Such reasons include the possibilities that the potential products will:

o be found ineffective or cause harmful side effects during preclinical testing or clinical trials

o    fail to receive necessary regulatory approvals

o    be difficult to manufacture on a large scale

o    be uneconomical or fail to achieve market acceptance

o    be precluded from commercialization by proprietary rights of third parties

         Our product candidates require significant additional research and development efforts. We cannot guarantee that:

o regulatory authorities will approve the continued development of the our development candidates

o clinical development of any of our development candidates will successfully proceed through clinical trials

o later stage clinical trials of our development candidates will show that they are effective in treatment humans

o    required regulatory approvals will be obtained on a timely basis, if at all

o any products for which approval is obtained will be approved for the indications requested or be commercially successful

If any of these potential problems occurs, our business would be materially affected and the price of our stock could decline.

         The Company is Dependence on Strategic Alliances. We are dependent upon our corporate partners to provide adequate funding for certain of our programs. Under these arrangements, the our corporate partners are responsible for (i) selecting compounds for subsequent development as drug candidates, (ii) conducting preclinical testing and clinical trials and obtaining required regulatory approvals for such drug candidates, and/or (iii) manufacturing and commercializing any resulting drugs. Failure of our partners to select a compound we have discovered for subsequent development into marketable products, gain the requisite regulatory approvals or successfully commercialize products would have a material adverse effect on our business, financial condition and results of operations. Our strategy for development and commercialization of certain of our products is dependent upon entering into additional arrangements with research collaborators, corporate partners and others, and upon the subsequent success of these third parties in performing their obligations. There can be no assurance that we will be able to enter into additional strategic alliances on favorable terms, or at all. If we fail to enter into additional strategic alliances, it would have a material adverse effect on our business, financial condition and results of operations.

     We cannot control the amount and timing of resources that our corporate partners devote to our partnered programs or potential products. If any of our corporate partners breach or terminate their agreements with us or otherwise fail to conduct their collaborative activities in a timely manner, the preclinical testing, clinical development or commercialization of product candidates will be delayed, and we will be required to devote additional resources to product development and commercialization, or terminate certain development programs. Our strategic alliances with Janssen, Lilly, and Wyeth-Ayerst are subject to termination by Janssen, Lilly, or Wyeth-Ayerst, respectively. There can be no assurance that Janssen, Lilly, or Wyeth-Ayerst will not elect to terminate its strategic alliance with us prior to its scheduled expiration. In addition, if our corporate partners effect a merger with a third party, there can be no assurance that the strategic alliances will not be terminated or otherwise materially adversely affected. The termination of any current or future strategic alliances could have a material adverse effect on our business, financial condition and results of operations. Our corporate partners may develop, either alone or with others, products that compete with the development and marketing of our products. Competing products, either developed by our corporate partners or to which our corporate partners have rights, may result in their withdrawal of support with respect to all or a portion of the our technology, which would have a material adverse effect on our business, financial condition and results of operations. There can be no assurance  that  disputes  will not  arise in the  future  with  respect  to the ownership of rights to any products or technology developed with corporate partners. These and other possible disagreements with our corporate partners could lead to delays in the collaborative research, development or commercialization of certain of our product candidates or could require or result in litigation or arbitration, which would be time-consuming and expensive, and would have a material adverse effect on our business, financial condition and results of operations.

         The Company has no Manufacturing Capabilities and Relies on Third Party Contractors. We have in the past utilized, and intend to continue to utilize, third party manufacturing for the production of material for use in our clinical trials and for the potential commercialization of our future products. We have no experience in manufacturing products for commercial purposes and do not have any manufacturing facilities. Consequently, we are solely dependent on contract manufacturers for all production of products for development and commercial purposes. In the event that we are unable to obtain or retain third-party manufacturing, we will not be able to commercialize our products as planned. The manufacture of our products for clinical trials and commercial purposes is subject to cGMP regulations promulgated by the FDA. No assurance can be given that our third-party manufacturers will comply with cGMP regulations or other regulatory requirements now or in the future. Our current dependence upon third parties for the manufacture of our products may adversely affect our profit margin, if any, on the sale of our future products and our ability to develop and deliver products on a timely and competitive basis.

         The Company has no Marketing or Sales Force; The Company's Products will be Subject to Sales and Pharmaceutical Pricing Controls. We have retained certain marketing or co-promotion rights in North America to our products under development, and we plan to establish its own North American marketing and sales organization. We currently have no experience in marketing or selling pharmaceutical products and we do not have a marketing and sales staff. In order to achieve commercial success for any product candidate approved by the FDA, we must either develop a marketing and sales force or enter into arrangements with third parties to market and sell our products. There can be no assurance that we will successfully develop such experience or that we will be able to enter into marketing and sales agreements with others on acceptable terms, if at all. If we develop our own marketing and sales capabilities, we will compete with other companies that currently have experienced and well funded marketing and sales operations. To the extent that we enter into co-promotion or other marketing and sales arrangements with other companies, any revenues we receive will be dependent on the efforts of others, and there can be no assurance that such efforts will be successful.

     Our business may be materially adversely affected by the continuing efforts of government and third party payers to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been, and we expect that there will continue to be, a number of federal and state proposals to implement similar government control in such jurisdictions. In addition, an increasing emphasis on managed care in the United States has put, and will continue to put, pressure on pharmaceutical pricing. Such initiatives and proposals, if adopted, could decrease the price that we receive for any products we may develop and sell in the future, and thereby have a material adverse effect on our business, financial condition and results of operations. Further, to the extent that such proposals or initiatives have a material adverse effect on other pharmaceutical companies that may be corporate partners or prospective corporate partners for certain our potential products, our ability to commercialize our potential products may be materially adversely affected.

     Our ability to commercialize pharmaceutical products may depend in part on the extent to which reimbursement for the costs of such products and related treatments will be available from government health administration authorities, private health insurers and other third-party payers. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and third-party payers are increasingly challenging the prices charged for medical products and services. There can be no assurance that any third-party insurance coverage will be available to patients for any products we develop. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products, and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If government and third party payors do not provide adequate coverage and reimbursement levels for our products, the market acceptance of our products would be materially adversely affected.

         The Company Faces Intense Competition. The biotechnology and pharmaceutical industries are subject to rapid and intense technological change. We face, and will continue to face, competition in the development and marketing of its product candidates from academic institutions, government agencies, research institutions and biotechnology and pharmaceutical companies. Competition may arise from other drug development technologies, methods of preventing or reducing the incidence of disease, including vaccines, and new small molecule or other classes of therapeutic agents. There can be no assurance that developments by others will not render our product candidates or technologies obsolete or noncompetitive.

      We are developing products for the treatment of anxiety disorders, which will compete with well-established products in the benzodiazepine class, including Valium, marketed by Hoffman-La Roche, Inc., and depression, which will compete with well-established products in the anti-depressant class, including Prozac, marketed by Eli Lilly & Co., Zoloft marketed by Pfizer and Paxil marketed by Smith Kline Beecham. Certain technologies under development by other pharmaceutical companies could result in treatments for these and other diseases and disorders. In addition, a number of companies are conducting research on molecules to block CRF to treat anxiety and depression.

     We  are  also  developing  a  non-benzodiazepine  GABA-A  agonist  for  the treatment of Insomnia. Ambien (Zolpidem) and Sonata (Zaleplon) are non-benzodiazepine GABA-A agonists currently marketed for the treatment of Insomnia by Searle/Synthelabo and American Home Products, respectively.

     Guilford Pharmaceuticals, Inc. has developed Gliadel which has been approved for use as an adjunct to surgery to prolong survival in patients with recurrent multiforme glioblastoma for whom surgical resection is indicated and will compete with our IL-4 Fusion toxin product NBI-3001. Temozolomide marketed by Schering Plough may also compete with NBI-3001.

     Products that may be competitive with NBI-5788 APL for Multiple Sclerosis include Betaseron and Avonex, similar forms of beta-interferon marketed by Berlex BioSciences and Biogen, Inc., respectively. Copaxone, a peptide polymer marketed by Teva, has also been approved for the marketing in the United States and certain other countries for the treatment of relapsing remitting multiple sclerosis.

     There are a number of competitors to products in our research pipeline. Tacrine, marketed by Warner-Lambert Co., and Aricept, marketed by Pfizer Inc, have been approved for the treatment of Alzheimer's dementia. Sales of these drugs may reduce the available market for any product we develop for these indications. Other biotechnology and pharmaceutical companies are developing compounds to treat obesity. In the event that one or more of these products and/or programs are successful, the market for our products may be reduced or eliminated.

     In addition, if we receive regulatory approvals for our products, manufacturing efficiency and marketing capabilities are likely to be significant competitive factors. At the present time, we have no commercial manufacturing capability, sales force or marketing experience. In addition, many of our competitors and potential competitors have substantially greater capital resources, research and development resources, manufacturing and marketing experience and production facilities than we do. Many of these competitors also have significantly greater experience than we do in undertaking preclinical testing and clinical trials of new pharmaceutical products and obtaining FDA and other regulatory approvals.

         The Company's Success is Dependent on Patents and Proprietary Rights. Our success will depend on our ability to obtain patent protection for our products, preserve our trade secrets, prevent third parties from infringing upon our proprietary rights, and operate without infringing upon the proprietary rights of others, both in the United States and internationally. Because of the substantial length of time and expense associated with bringing new products through the development and regulatory approval processes in order to reach the marketplace, the pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Accordingly, we intend to seek patent protection for our proprietary technology and compounds. There can be no assurance as to the success or timeliness in obtaining any such patents, that the breadth of claims obtained, if any, will provide adequate protection of our proprietary technology or compounds, or that we will be able to adequately enforce any such claims to protect its proprietary technology and compounds. Since patent applications in the United States are confidential until the patents issue, and publication of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months, we cannot be certain that we were the first creators of inventions covered by pending patent applications or that we were the first to file patent applications for such inventions. Litigation, which could result in substantial cost, may be necessary to enforce our patent and license rights.

         The degree of patent protection afforded to pharmaceutical inventions is uncertain and any patents that may issue with regard to our potential products will be subject to this uncertainty. There can be no assurance that competitors will not develop competitive products outside the protection that may be afforded by the claims of our patents. Other potential products that we may develop may be novel and therefore would not be covered by composition of matter patent claims. In addition, we are aware of a number of patent applications, both domestic and European, relating to neurological compounds, and in particular CRF receptor antagonist potential therapeutics, that have been filed by or are controlled by other entities, including our competitors and potential competitors. There can be no assurance that our potential products can be commercialized without a license to any patents which may issue from such applications.

         We may be required to obtain licenses to patents or proprietary rights of others. As the biotechnology industry expands and more patents are issued, the risk increases that our potential product may require licenses of third party technologies. No assurance can be given that any licenses required under any patents or proprietary rights of third parties would be made available on acceptable terms, or at all. If we do not obtain such licenses, we could encounter delays in product introductions while we attempts to design around such patents, or we could find that the development, manufacture or sale of products requiring such licenses could be foreclosed. Litigation may be necessary to defend against or assert such claims of infringement to enforce our issued patents and to protect our trade secrets or know-how, or to determine the scope and validity of the proprietary rights of others. In addition, interference proceedings declared by the United States Patent and Trademark Office may be necessary to determine the priority of inventions with respect to our patent applications or those of our licensors. Litigation or interference proceedings could result in substantial costs to and diversion of effort by, and may have a material adverse impact on, us. In addition, there can be no assurance that our efforts would be successful.

         We also rely upon unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain our competitive position, which we seek to protect, in part, by confidentiality agreements with our commercial partners, collaborators, employees and consultants. We also have invention or patent assignment agreements with our employees and certain, but not all, commercial partners and consultants. There can be no assurance that a person not bound by an invention assignment agreement will not develop relevant inventions. There can be no assurance that binding agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by competitors.

         As is commonplace in the biotechnology industry, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. To the extent our employees are involved in research areas at the Company which are similar to those areas in which they were involved at their former employer, we may be subject to claims that such employees and/or the Company have inadvertently or otherwise used or disclosed the alleged trade secrets or other proprietary information of the former employers. Litigation may be necessary to defend against such claims, which could result in substantial costs and be a distraction to management, and which may have a material adverse effect on the Company, even if we are successful in defending such claims.

         The Company and its Products are Subject to Strict Government Regulation. Regulation by government authorities in the United States and foreign countries is a significant factor in the development, manufacture and marketing of our proposed products and in our ongoing research and product development activities. All of our products will require regulatory approval by government agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous preclinical testing and clinical trials and other approval procedures of the FDA and similar regulatory authorities in foreign countries. Various federal and state statutes and regulations also govern or influence testing, manufacturing, safety, labeling, storage and record-keeping related to such products and their marketing. The process of obtaining these approvals and the subsequent substantial compliance with appropriate federal and state statutes and regulations require the expenditure of substantial time and financial resources. If we fail or our collaborators or licensees fail to obtain, or encounter delays in obtaining or maintaining, regulatory approvals it could adversely affect the marketing of any products we develop, our ability to receive product or royalty revenues and our liquidity and capital resources.

         Preclinical testing is generally conducted in laboratory animals to evaluate the potential safety and the efficacy of a product. The results of these studies are submitted to the FDA as a part of an IND, which must be approved before clinical trials in humans can begin. Typically, clinical evaluation involves a time consuming and costly three-phase process.

Phase I Clinical trials are conducted with a small number of subjects to determine the early safety profile, the pattern of drug distribution and metabolism.

Phase II Clinical trials are conducted with groups of patients afflicted with a specific disease in order to determine preliminary efficacy, optimal dosages and expanded evidence of safety.

Phase III                       Large-scale,   multi-center,   comparative
                                trials are conducted with patients afflicted with a target disease in order to provide enough data to demonstrate with substantial evidence the efficacy and safety required by the FDA.

         The FDA closely monitors the progress of each of the three phases of clinical trials and may, at its discretion, re-evaluate, alter, suspend or terminate the testing based upon the data which have been accumulated to that point and its assessment of the risk/benefit ratio to the patient.

         The results of preclinical testing and clinical trials are submitted to the FDA in the form of an NDA or BLA for approval to commence commercial sales. In responding to an NDA or BLA, the FDA may grant marketing approval, request additional information or deny the application if the FDA determines that the application does not satisfy its regulatory approval criteria. There can be no assurance that approvals will be granted on a timely basis (or at all). If approved, there can be no assurance that such approval will include acceptable labeling to adequately commercialize the product. Similar regulatory procedures must also be complied with in countries outside the United States.

         The results from preclinical testing and early clinical trials may not be predictive of results obtained in later clinical trials. As a result, there can be no assurance that clinical trials we conduct or our corporate partners conduct will demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals or will result in marketable products or marketable indications. In addition, late stage clinical trials are often conducted with patients having the most advanced stages of disease. During the course of treatment, these patients can die or suffer other adverse medical effects for reasons that may not be related to the pharmaceutical agent being tested but which can nevertheless adversely affect clinical trial results. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. If the our drug candidates are not shown to be safe and effective in clinical trials, the resulting delays in developing other compounds and conducting related preclinical testing and clinical trials, as well as the potential need for additional financing, would have a material adverse effect on our business, financial condition and results of operations.

         The rate of completion of clinical trials we or our corporate partners conduct may be delayed by many factors, including slower than expected patient recruitment or unforeseen safety issues. Any delays in, or termination of, the clinical trials for our products would have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we or our corporate partners will be permitted by regulatory authorities to undertake clinical trials for our products or, if such trials are conducted, that any of our product candidates will prove to be safe and efficacious or will receive regulatory approvals.

         There Can Be No Assurance that the Company's Products will Achieve Market Acceptance. The commercial success of our products that are approved for marketing will depend upon their acceptance by the medical community as safe and effective. Factors we believe will materially affect the market acceptance of our products are timing of receipt of marketing approvals, safety and efficacy of the product, emergence of equivalent or superior products and cost effectiveness of the product

         The Company will Require Additional Funding. We will require substantial additional funding in order to continue our research and product development programs, including preclinical testing and clinical trials of our product candidates, for operating expenses, and for the pursuit of regulatory approvals for product candidates. We may require additional funding for establishing manufacturing and marketing capabilities in the future. We believe that our existing capital resources, together with interest income and future payments due under strategic alliances, will be sufficient to satisfy our current and projected funding requirements through ---. However, such resources might be insufficient to conduct research and development programs as planned. Our future capital requirements will depend on many factors, including:

o continued scientific progress in its research and development programs, o the magnitude of our R&D programs,

o    progress with preclinical testing and clinical trials,

o    the time and costs involved in obtaining regulatory approvals,

o the costs involved in filing and prosecuting patent applications and enforcing patent claims,

o    competing technological and market developments,

o    the establishment of additional strategic alliances,

o the cost of manufacturing facilities and of commercialization activities and arrangements, and

o    the cost of product in-licensing and any possible acquisitions.

         Our cash reserves and other liquid assets together with funding that may be received under our strategic alliances, and interest income earned thereon, might be inadequate to satisfy our capital and operating requirements.

         We intend to seek additional funding through strategic alliances, and may seek additional funding through public or private sales of our securities, including equity securities. In addition, we have obtained equipment leases and may continue to pursue opportunities to obtain additional debt financing in the future. However, additional equity or debt financing might not be available on reasonable terms, if at all. Any additional equity financings would be dilutive to our stockholders. If adequate funds are not available, we may be required to curtail significantly one or more of our research and development programs and/or obtain funds through arrangements with corporate partners or others that may require us to relinquish rights to certain of our technologies or product candidates.

         The Company Depends on Key Management and Employees. We are highly dependent on the principal members of our management and scientific staff. The loss of any of these people could impede the achievement of our development objectives. Furthermore, recruiting and retaining qualified scientific personnel to perform research and development work in the future will also be critical to the our success. We might be unable to attract and retain personnel on acceptable terms given the competition among biotechnology, pharmaceutical and health care companies, universities and non-profit research institutions for experienced scientists. In addition, we rely on members of our Scientific Advisory Board and a significant number of consultants to assist us in formulating our research and development strategy. All of the our consultants and members of the Scientific Advisory Board are employed by employers other than Neurocrine. They may have commitments to, or advisory or consulting agreements with, other entities that may limit their availability to us.

         Potential Product Liability Exposure and Limited Insurance Coverage. The use of any of our potential products in clinical trials, and the sale of any approved products, may expose us to liability claims. These claims might be made directly by consumers, health care providers, pharmaceutical companies or others selling such products. We have obtained limited product liability insurance coverage for our clinical trials in the amount of $5 million per occurrence and $5 million in the aggregate. We intend to expand or insurance coverage to include the sale of commercial products if marketing approval is obtained for products in development. However, insurance coverage is becoming increasingly expensive, and we might not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. We may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing. A successful product liability claim or series of claims brought against us could have a material adverse effect on our business and cause our stock price to fall.

         The Company's Activities Involve Hazardous Materials. Our research activities involve the controlled use of hazardous materials. We can not eliminate the risk of accidental contamination or injury from these materials. In the event of an accident, we may be held liable for any resulting damages which may materially and adversely affect our financial condition and results of operations.

         The Price of the Company's Common Stock is Volatile. The market prices for securities of biotechnology and pharmaceutical companies have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The following factors may have an adverse effect on our stock price:

o    fluctuations in operating results,

o announcements of technological innovations or new therapeutic products by us or others,

o    clinical trial results,

o    developments concerning strategic alliance agreements,

o    government regulation,

o    developments in patent or other proprietary rights,

o    public concern as to the safety of our drugs,

o future sales of substantial amounts of our Common Stock by existing stockholders,

o    comments by securities analysts and general market conditions.

         The realization of any of the risks described in these "Risk Factors" could cause our stock price to fall dramatically.

         Potential Adverse Effect of Anti-takeover Provisions. Our Certificate of Incorporation provides for staggered terms for the members of our Board of Directors and does not provide for cumulative voting in the election of directors. In addition, our Board of Directors has the authority, without further action by the stockholders, to fix the rights and preferences of, and issue shares of, Preferred Stock. In April 1997, we adopted a Stockholder Rights Plan, commonly referred to as a "Poison Pill". Further, we are subject to
Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, restricts certain transactions and business combinations between a
corporation  and  a  stockholder   owning  15%  of  more  of  the  corporation's
outstanding voting stock for a period of three years from the date the stockholder becomes an interested stockholder. The Stockholder Rights Plan, staggered board terms, lack of cumulative voting, Preferred Stock provisions and other provisions of the our charter and Delaware corporate law may discourage certain types of transactions involving an actual or potential change in control of the Company.

         Impact of Year 2000. The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

         Lack of Liquidity. Until registered under the Registration Statement, the Shares will be restricted securities under federal and applicable state securities laws and, as such, may not be transferred, sold or otherwise disposed of, except as permitted under federal and applicable state securities laws, pursuant to registration thereunder or exemption therefrom. Prospective investors should be prepared to hold, and bear the economic risk of an investment in, the Shares for an indefinite period. In addition, an Investor should be able to withstand a total loss of its investment. The rights of Investors to register the Common Stock is subject and subordinate to certain registration rights previously granted by the Company to other parties. As a result, under certain circumstances, the ability of Investors to register the Common Stock may be delayed.



                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of common stock by the selling shareholder in this offering.



                              SELLING SHAREHOLDERS

         On December 22, 1999, the Company agreed to sell 2,327,777 shares of Common Stock of the Company upon meeting certain closing conditions. In connection with this sale, we agreed to file a registration statement with the SEC covering the resale of the shares issued to each selling shareholder and agreed to indemnify each selling shareholder against claims made against them arising out of, among other things, statements made in this registration statement. We have agreed to cause this registration statement to remain effective until (a) all the common stock has been re-sold or (b) two years after the closing of the transactions contemplated in the common stock purchase agreements, whichever is earlier.

                  The following table provides certain information with respect to shares of common stock held and to be offered under this prospectus from time to time by each selling shareholder. Because the selling shareholders may sell all or part of their common stock pursuant to this prospectus, and this offering is not being underwritten on a firm commitment basis, only an estimate can be given as to the number and percentage of shares of common stock that will be held by each selling shareholder upon termination of this offering. See "Plan of Distribution."

         The Company is unaware of any material relationship between any of the selling shareholders and us in the past three years other than as a result of the ownership of the shares of common stock.

------------------------------------------------------------------------------------------------------------
                                                          Shares owned     Shares sold        Shares and
                                                           before the        in the        percentage owned
Name                                                        Offering        Offering      after the Offering
------------------------------------------------------------------------------------------------------------
Biotech Target S.A.                                           750,000        500,000        250,000 (1.2%)
Deutsche Vermogensbildungsgesellschaft mbH                    600,000        600,000              - (  * )
Deutsche Asset Mangement Investmentgesellschaft mbH           300,000        300,000              - (  * )
SEB Lakemedelsfund                                            490,000        385,000        105,000 (  * )
SEB Private Bank S.A., Luxmeborg                               85,000         65,000         20,000 (  * )
Activest Management SA                                        327,000        277,777         50,000 (  * )
DWS Investment GmbH                                           435,000        200,000        235,000 (1.1%)
------------------

o   Less than 1.00% *
o   There were 21,586,717 shares outstanding after the offering.



                              PLAN OF DISTRIBUTION

         The Company is registering the shares of common stock offered by the selling shareholders pursuant to contractual registration rights contained in the common stock purchase agreements. The selling shareholders may sell their shares on the Nasdaq National Market, in private transactions or in a combination of such methods of sale. The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated or at fixed prices. For their shares, the selling shareholders will receive the purchase price of the shares sold less any agents' commissions or underwriters' discounts and other related expenses. If the selling shareholders sell shares to or through brokers or dealers, they may pay the brokers or dealers compensation in the form of discounts, concessions or commissions. We will not receive any proceeds from the sale of shares by the selling shareholders.

         The selling shareholders and any persons who participate in the sale of the shares may be deemed to be "underwriters" as defined in the Securities Act, and any discounts, commissions or concessions received by them and any provided pursuant to the sales of shares by them might be deemed underwriting discounts and commissions under the Securities Act.

         In order to comply with the securities laws of certain states, if applicable, the common stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

         We have agreed in the common stock purchase agreements to register the shares of our common stock received by the selling shareholders pursuant to the common stock purchase agreements under applicable federal and state securities laws under certain circumstances and at certain times. Pursuant to the common stock purchase agreements, we have filed a registration statement related to the shares offered hereby and have agreed to keep such registration statement effective until (a) all the common stock has been re-sold or (b) two years after the closing of the transactions contemplated in the Common Stock Purchase Agreement, whichever is earlier.

         We will pay for the expenses incurred in this offering.

                                  LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon by Latham & Watkins, counsel to the Company.

                                     EXPERTS

         The Company's financial statements appearing in its Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document that we have filed at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You can obtain copies of our SEC filings at prescribed rates from the SEC Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

         Shares of our common stock are traded as "National Market Securities" on the Nasdaq National Market. Documents we have filed can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

         You can read and print press releases and additional information about us, free of charge, at our web site at http://www.neurocrine.com.

         This Prospectus is a part of a Registration Statement on Form S-3 (together with all amendments and exhibits, referred to as the "Registration Statement") filed by us with the SEC under the Securities Act of 1993, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to Neurocrine and the shares of common stock offered hereby, please refer to the Registration Statement. The Registration Statement may be inspected at the public reference facilities maintained by the SEC at the addresses set forth above. Statements in this Prospectus about any document filed as an exhibit are not necessarily complete and, in each instance, you should refer to the copy of such document filed with the SEC. Each such statement is qualified in its entirety by such reference.

                      INFORMATION INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate by reference" the information filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we have filed later with the SEC will automatically update and supersede previously filed information, including information contained in this Prospectus.

         The Company incorporates by reference the documents listed below and any future filings it will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed:

      (1) Annual Report on Form 10-K for the fiscal year ended December 31,1998 (File No. 000-22705)

     (2) Quarterly Report on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

     (3) Proxy Statement for the Annual Meeting of Stockholders held on May 21, 1999, filed with the SEC on April 23, 1999; and

     (4) The description of our Common Stock contained in the Registration Statement on Form S-1, (Registration No. 333-03172), as amended, which was declared effective by the SEC on May 22, 1996.

         You may request a free copy of these documents by writing to Investor Relations, Neurocrine Biosciences, Inc., 10555 Science Center Drive, San Diego, CA 92121, or by calling Neurocrine's Investor Relations department at (858) 658-7600.

         You should rely only on the information incorporated by reference or provided in this Prospectus or a prospectus supplement or amendment. The Company has not authorized anyone to provide you with different information. The Company is not making an offer of these securities in any state where the offer is not permitted. Also, this Prospectus does not offer to sell any securities other than the securities covered by this Prospectus. You should not assume that the information in this Prospectus or a prospectus supplement or amendment is accurate as of any date other than the date on the front of the document.


=======================================================             ====================================================

The Company has not authorized any person                                       NEUROCRINE BIOSCIENCES, INC.
to give any information or to make any
representations that differs from what is in this
Prospectus.  If any person does make a statement
that differs from what is in this Prospectus, you
should not rely on it.  This Prospectus is not an
offer to sell, nor is it seeking an offer to buy,                                    2,327,777 Shares
any security other than the Shares offered hereby.
This Prospectus is not an offer to sell, nor is it                                          of
seeking an offer to buy, these Shares in any
jurisdiction in which the offer or sale is                                             Common Stock
prohibited.  The information in this Prospectus is
complete and accurate as of its date, but the
information may change after that date.




                 TABLE OF CONTENTS                                                      PROSPECTUS

                                                 Page

Summary........................................     3
Risk Factors...................................     4
Business.......................................    15
Use of Proceeds................................    15
Selling Stockholders...........................    15
Plan of Distribution...........................    16
Legal Matters..................................    17
Experts........................................    17
Where You Can Find More Information............    17
Information Incorporated by Reference..........    18                                January __, 2000



=======================================================             ====================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.      Other Expenses of Issuance and Distribution.

         The Company and Selling Shareholders will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee and the Nasdaq National Market listing fee.

         SEC registration fee..........................................$ 18,443
         NASDAQ National Market listing fee..............................17,500
         Legal fees and expenses.........................................75,000
         Accounting fees and expenses....................................10,000
         Miscellaneous expenses..........................................25,000
                   Total..............................................$ 145,943

Item 15.      Indemnification of Directors and Officers.

         Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

         The Registrant's Certificate of Incorporation provides that no director will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for authorizing the payment of a dividend or repurchase of stock or (iv) for any transaction in which the director derived an improper personal benefit.

         The Registrant's by-laws provide that the Registrant must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was a director or officer of the Registrant, or that such director or officer is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise (collectively "Agent"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by the Registrant, which approval may not be unreasonably withheld) actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

                                   Page II-1

         The Registrant's by-laws provide further that the Registrant must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he or she is or was an Agent against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, provided that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court deems proper.

         Pursuant to its by-laws, the Registrant has the power to purchase and maintain a directors and officers liability policy to insure its officers and directors against certain liabilities.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16.      Exhibits.

         Please see Index of Exhibits on Page 24 below.

Item 17.      Undertakings.

              A.      Undertaking Pursuant to Rule 415.

                      The undersigned Registrant hereby undertakes:

                    (1) To file,  during any period in which offers or sales are being  made,  a  post-effective  amendment  to this  Registration
               Statement:

                         (i) to  include  any  prospectus  required  by  Section
                    10(a)(3) Securities Act of 1933 (the "Securities Act");

                         (ii) to reflect in the  prospectus  any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration
                  Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                                   Page II-2

                         (iii) to include any material  information with respect
                  to the plan of  distribution  not previously  disclosed in the
                  Registration Statement or any material change to such information in the Registration Statement;

              provided, however, that paragraphs A(l)(i) and A(l)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement;

                      (2) That,  for the purpose of  determining  any  liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                      (3)  To   remove   from   registration   by   means  of  a
              post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

              B.      Undertaking Regarding Filings Incorporating Subsequent
                         Exchange Act Documents by Reference.

              The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              C.      Undertaking in Respect of Indemnification.

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   Page II-3

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California, on this 5th day of January, 2000.

                                                  NEUROCRINE BIOSCIENCES, INC.
                                                    By: /s/ Paul W. Hawran
                                                    Paul W. Hawran,
                                                    Chief Financial Officer


                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Paul
W. Hawran and Gary A. Lyons, jointly and severally, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                    Title                                  Date

/s/ GARY A. LYONS            President, Chief Executive
----------------------       Officer and Director              January 19, 2000
Gary A. Lyons               (Principal Executive Officer)


/s/ PAUL W. HAWRAN           Chief Financial Officer
----------------------       (Principal Financial               January 19, 2000
Paul W. Hawran               and Accounting Officer)


/s/ JOSEPH A. MOLLICA        Chairman of the                    January 19, 2000
----------------------       Board of Directors
Joseph A. Mollica


/s/ STEPHEN A. SHERWIN       Director                           January 19, 2000
----------------------
Stephen A. Sherwin


/s/ RICHARD F. POPS          Director                           January 19, 2000
----------------------
Richard F. Pops


/s/ WYLIE W. VALE            Director                           January 19, 2000
-------------------------
Wylie W. Vale

                                   Page II-4

                                INDEX OF EXHIBITS


     Exhibit
     Number                  Description
------------------ -------------------------------------------------------------
    4.1            Stock Purchase  Agreement dated December 20 through 23, 1999,
                   between  Neurocrine   Biosciences,   Inc.  and  each  of  the
                   Purchasers named therin.
    5.1            Opinion of Latham & Watkins.
   23.1            Consent of Ernst & Young LLP, Independent Auditors.
   23.2            Consent of Counsel (included in Exhibit 5.1).
   24.1            Power of Attorney (included on page II-5).


                                   Page II-5